Exhibit 99.1
Target Hospitality Receives Buyout Offer from TDR Capital

THE WOODLANDS, Texas, November 5, 2020 (PRNewwire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty hospitality accommodations with premium catering and value-added hospitality services in the U.S., today announced that the Board of Directors of Target Hospitality (“the Board”) has received an unsolicited non-binding proposal from Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality that are not owned by any of Arrow, any investment fund managed by TDR or their respective affiliates, for cash consideration of $1.50 per share (the “Proposal”).

The Board intends to establish a special committee of independent directors with its own independent advisors to review the Proposal (the “Special Committee”).

The Board has just received the Proposal and neither the Board nor the Special Committee has had an opportunity to carefully review and evaluate the Proposal or make any decision with respect to the Company’s response to the Proposal. There can be no assurance that any agreement with respect to the proposed transaction will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value- added hospitality services in the United States. Target Hospitality builds, owns, and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors, and its growing network of 25 communities with over 13,000 rooms is designed to maximize workforce productivity and satisfaction.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We have used the words “could,” “expect,” “intend,” “may,” “strive,” “will,” “would,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the negotiation and execution of definitive agreements relating to the proposed transaction, the ability of the parties to consummate any transaction, the failure to achieve approval of the unitholders, the timing of any transaction, and the costs associated with consideration and execution of any proposed transaction, as well as the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

Investor Contact
Mark Schuck
(832) 702 – 8009
ir@targethospitality.com